Exhibit 23(b)
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Alpha Natural Resources, Inc.:
We consent to the incorporation by reference in this Amendment No. 2 to the registration statement on Form S-4 of Cleveland-Cliffs Inc of our reports dated February 29, 2008, with respect to the consolidated balance sheets of Alpha Natural Resources, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and partners’ capital and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Alpha Natural Resources, Inc. and to the reference to our firm under the heading “Experts” in the prospectus. Our report on the consolidated financial statements refers to Alpha Natural Resources, Inc.’s change in method of accounting and reporting for share-based payments, its method of accounting for postretirement benefits and its method of quantifying errors in 2006.
/s/ KPMG LLP
Roanoke, Virginia
October 14, 2008